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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Rancho Santa Fe National Bank:

   We consent to the inclusion in the Registration Statement of First Community Bancorp on Form S-4, of our report dated January 8, 1999, relating to the balance sheets as of December 31, 1998 and 1997, and the related statements of earnings, shareholders' equity and comprehensive income and cash flows of Rancho Santa Fe National Bank for each of the years in the three-year period ended December 31, 1998, and to the reference to our firm under the heading "Experts" in the Proxy Statement, which is part of such Registration Statement.

                                          /s/ KPMG, LLP

San Diego, California

January 18, 2000